EXHIBIT 10.2

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (“Assignment”) is made as of this 7th day of November, 2016, between HARVEY L. ROMANEK (“assignor”) and BRANDON D. ROMANEK (“assignee”).

RECITALS

A. Assignee has agreed to purchase certain assets of Assignor including the Assigned Patents (as described below) pursuant to that certain Asset Purchase Agreement between Assignee and Assignor dated as of the date hereof (the “Purchase Agreement”).

B. Assignor desires by execution of this Assignment to assign all of its rights, title and interest in and to the Assigned Patents to Assignee, and Assignee desires by execution of this Assignment to accept the assignment of all of Assignor’s rights, title and interest in and to the Assigned Patents to Assignee.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns the Assigned Patents as follows:

1. Definition of Assigned Patents. The term “Assigned Patents” shall mean the patent applications and issued patents listed in Appendix A attached hereto and made a part hereof, as well as any and all patent applications and/or patents maturing from a continuation, continuation-in-part, division, reissue or reexamination of any Assigned Patents.

2. Assignment of the Assigned Patents. Assignor hereby sells, transfers, conveys and assigns to Assignee all of the rights, title and interest of the Assignor in and to the Assigned Patents, and the Assignee accepts the assignment of the Patents to it.

3. Assignment of Accrued Enforcement Rights. Assignor hereby assigns and transfers to Assignee any and all claims or causes of action for infringement of any of the Assigned Patents that may have accrued prior to the effective date of this Assignment, together with the right to bring suit for and/or initiate any proceeding to collect any and all damages arising from said claims or causes of action.

4. Further Assurances. Assignor further agrees to take all reasonable and necessary steps to implement the provisions of the Assignment, including executing and reasonably aiding in the preparation of any documents that are reasonable and necessary to obtain and perfect the assignment and assignment recordals of the U.S. and foreign patents and patent applications subject to this Assignment; provided that this Assignment and any other documents referenced above are subject, in all respects, to the terms, limitations, exceptions and conditions of the Purchase Agreement and all of the representations and warranties, covenants and agreements contained therein, all of which shall survive the execution and delivery of this Assignment to the extent provided in the Purchase Agreement.

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IN WITNESS WHEREOF, this Assignment has been duly executed by the parties as of the date first written above.

ASSIGNOR:

HARVEY L. ROMANEK

By:	/s/ Harvey Romanek
Name:	Harvey Romanek
Title:

ASSIGNEE:

BRANDON D. ROMANEK

By:	/s/ Brandon Romanek
Name:	Brandon Romanek
Title:

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APPENDIX A

ASSIGNED PATENTS

Title	Country	Patent App. No.	Filing Date
PLANT DRYER WITH IMPROVED CONVECTION FLOW	U.S.	15/467,722	March 23, 2017

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